QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

MarkWest Hydrocarbon Reports 2003 Third Quarter Results

        DENVER—November 5, 2003—MarkWest Hydrocarbon, Inc. (AMEX: MWP), today reported a third quarter net loss of $7.0 million, or $(0.74) per share, for the quarter ended September 30, 2003, compared to a net loss of $3.2 million, or $(0.34) per share, for the third quarter of 2002. For the nine months ended September 30, 2003, MarkWest Hydrocarbon reported net income of $2.0 million, or $0.21 per share, compared to a net loss of $5.1 million, or $(0.54) per share, for the nine months ended September 30, 2002.

        Third quarter and year-to-date 2003 results primarily benefited from the $3.3 million and $23.0 million, respectively, pretax gain from the sales of our San Juan Basin properties. We sold the majority of the properties in the second quarter of 2003. The sales of the remainder of the properties closed in the third quarter. The proceeds from the sales were primarily used to reduce debt outstanding under MarkWest Hydrocarbon's credit facility and for general corporate purposes.

        Offsetting the gain on sales were the unfavorable results from our keep-whole contract-based business and its related hedging program. Toward the end of the first quarter of 2003, natural gas prices began to be unusually high relative to natural gas liquids (NGL) prices. Unusually high natural gas prices adversely impact that portion of our NGL business that is "keep-whole" contract based. However, this pricing trend has improved, moving to normal average levels in October.

        The Company's financial flexibility substantially improved with the sale of the San Juan Basin properties and will be further enhanced by the expected sale of the Canadian exploration and production assets. We utilized our improved flexibility in the third quarter to exit, prior to maturity, some of our crude oil and natural gas hedges when prices dipped below prevailing levels.

        MarkWest Energy Partners, L.P. (AMEX: MWE), continued to grow its midstream business with the September 2, 2003, acquisition of an intrastate natural gas transmission line serving Lubbock, Texas, for approximately $12.2 million.

EXPLORATION AND PRODUCTION

        During the third quarter of 2003, MarkWest Hydrocarbon drilled a total of 19 wells (12.6 net) in Alberta, Canada, resulting in 18 commercial completions, with one well being abandoned. Canadian production during the third quarter of 2003 was approximately 1.69 Bcfe.

        As previously disclosed, MarkWest Hydrocarbon has retained third parties to explore divestment opportunities for some or all of MarkWest Hydrocarbon's Canadian oil and gas properties.

MIDSTREAM SERVICES

        MarkWest Hydrocarbon's midstream services business is largely conducted through our 44% ownership interest in MarkWest Energy Partners, L.P., which released its third quarter earnings in a separate public announcement.

        John Fox, CEO, said, "The pending sale of our Canadian E&P assets will substantially improve our financial flexibility going forward. Our focus in the future is the growth of our 44% owned MLP, MarkWest Energy Partners, from both internal growth and acquisitions. Acquisition opportunities are plentiful in the size range we like of $25 million to $75 million, and we think we will be able to add good accretive assets. We continue to work closely with our producers in Appalachia to restructure our margin-based contracts to more fee-based arrangements, even though margin spreads are now near normal. Finally, we are most pleased with Frank Semple's agreement to be our new president and CEO, as previously announced. Frank's experience will bring a valuable new dimension to the growth of MarkWest shareholder value."

###

        MarkWest Hydrocarbon, Inc. (AMEX: MWP), operates in two business segments: exploration and production of natural gas, and midstream services. The exploration and production segment produces natural gas in Alberta, Canada, and in Michigan. In the midstream services segment, which is principally conducted through our 43.6 percent-owned affiliate, MarkWest Energy Partners, L.P. (AMEX: MWE), we gather natural gas from the wellhead and process the natural gas to remove impurities and the valuable natural gas liquids (NGLs). MarkWest Hydrocarbon markets the NGLs.

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2002, and our 2003 Forms 10-Q.

MarkWest Hydrocarbon, Inc.
Financial and Operating Statistics
(in thousands except per share amounts and operating statistics)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	% Change	2003	2002	% Change
Statement of Operations Data
Revenues(a)	$48,228	$29,540	63%	$146,767	$105,430	39%
Net income (loss)	$(6,978)	$(3,162)	(121)%	$1,959	$(5,060)	NM
Basic and diluted earnings (loss) per share	$(0.74)	$(0.34)	NM	$0.21	$(0.54)	NM
Weighted average shares outstanding (basic)	9,378	9,374	—	9,364	9,369	—
Operating Data
Exploration and production(b)
Natural gas produced (Mcfe/d)	20,900	31,100	(33)%	24,400	29,800	(18)%
MarkWest Energy Partners(c)
Appalachia:
Natural gas processed for a fee (Mcf/d)	204,000	213,000	(4)%	198,000	209,000	(5)%
NGLs fractionated for a fee (gal/day)	511,000	484,000	6%	449,000	474,000	(5)%
Southwest(d):
Gas volumes transported (Mcf/d)	59,000	—	NM	51,000	—	NM
Michigan:
Gas volume processed for a fee (Mcf/d)	17,300	16,900	2%	15,700	13,400	17%
	September 30, 2003	December 31, 2002	September 30, 2002
Consolidated Balance Sheet Data
Total assets	$283,264	$253,314	$245,720
Total debt	$80,353	$64,223	$63,047
Stockholders' equity before accumulated other comprehensive income (loss)	$64,349	$62,210	$59,851
Accumulated other comprehensive loss(e)	(1,920)	(8,858)	(12,553)

Stockholders' equity	$62,429	$53,352	$47,298

NM—Not meaningful

(a)
Exclusive of our discontinued exploration and production activities.

(b)
Most of our San Juan Basin properties were sold on June 30, 2003. The remainder was sold by September 30, 2003.

(c)
Reflects MarkWest Hydrocarbon, Inc., until May 23, 2002, and MarkWest Energy Partners, L.P., from May 24, 2002—the date its initial public offering closed.

(d)
Represents throughput since March 28, 2003. Our Southwest assets were acquired March 28, 2003, and September 2, 2003. The assets are located primarily in Texas and four surrounding states.

(e)
As part of our commodity price risk management strategy, we hedge a portion of our future NGL product, and to a lesser extent natural gas, sales. In addition, this account includes our foreign currency translation adjustment and the effect of interest rate hedges. Balance is net of related deferred income taxes. Note that only the hedge instrument is marked-to-market, not the hedged item. Under a completely effective hedge, these marked-to-market adjustments would offset.

QuickLinks

MarkWest Hydrocarbon Reports 2003 Third Quarter Results